Consent of Independent Registered Public Accounting Firm

The consolidated financial statements of Barfresh Food Group, Inc. as of December 31, 2015 and March 31, 2015 and for the nine months ended December 31, 2015 and the year ended March 31, 2015, included in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report, dated March 30, 2016, on our audit of the consolidated financial statements of Barfresh Food Group, Inc. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly LLP

Greenwood Village, Colorado
September 2, 2016